EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Establishment Labs Holdings, Inc. on Form S-3 (File No. 333-234649) and Form S-8 (File No. 333-237219, 333-230419 and 333-226340) of our report dated March 15, 2021, with respect to our audits of the consolidated financial statements of Establishment Labs Holdings, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Establishment Labs Holdings, Inc. for the year ended December 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2020.

/s/ Marcum LLP

Marcum LLP Costa Mesa, CA March 11, 2021